Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of January 6, 2020, by and between Sequential Brands Group, Inc., a Delaware corporation (the “Company”), and David Conn (the “Executive”).

WITNESSETH

WHEREAS, the Executive possesses experience in the apparel industry and brand licensing industry and has knowledge, experience and expertise concerning the type of business and operations to be conducted by the Company; and

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company, and the Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.         Engagement of Executive; Duties.  During the Executive’s employment with the Company, the Executive shall have the title of Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).  The Executive will have such responsibilities, duties, and authority customarily associated with the position of Chief Executive Officer.  In connection with his employment by the Company, the Executive shall be based in the greater New York, New York metropolitan area.  The Executive shall also be appointed as a director of the Board effective as of the Effective Date; provided, however, that Executive shall immediately resign from the Board (as well as immediately resign from any officer or director position the Executive holds on any of the Company’s subsidiaries or affiliates during the Executive’s employment with the Company), upon his termination of employment for any reason.

2.         Time.  The Executive will devote substantially all of his working hours to his duties hereunder and towards the overall success of the business of the Company, including but not limited to, strategic direction, execution and implementation of business plans, developing and achieving budget targets, and overall business growth of the Company, provided that nothing contained herein shall be deemed to restrict the Executive from engaging in charitable, religious, civic or community activities, or from serving on the boards of directors of, or otherwise having involvement with, non-profit organizations, and, with the consent of the Board (such consent not to be unreasonably withheld, delayed or conditioned) other for-profit companies which do not compete with the Company, provided that such activities do not materially interfere with Executive’s duties and responsibilities under this Agreement.

3.         Term.  The Executive’s employment hereunder shall commence on a date to be mutually agreed that is no later than January 6, 2020 (the “Effective Date”).  Executive’s employment with the Company shall be “at will” unless and until terminated as provided in Section 5.

4.         Compensation.

(a)        Base Salary.  During the Executive’s employment with the Company, Executive’s base salary will be at a rate of not less than $600,000 per annum for each calendar year (e.g., January 1 through December 31).  Such Base Salary shall be paid in accordance with the Company’s payroll practices and policies then in effect.

(b)        Annual Bonus.  During the Executive’s employment with the Company, the Executive shall be entitled to receive an annual bonus for each fiscal year  (the “Annual Bonus”) based upon the adjusted EBITDA and/or other financial targets approved by the Compensation Committee of the Board in consultation with the Executive (the “Financial Target”)  (which Financial Target shall be adjusted for the effect of the acquisition or disposition of any assets or any other major corporate event prior to the end of the applicable year, as determined by the Compensation Committee in good faith).  The Financial Target for the year ending December 31, 2020 shall be as approved by the Board no later than January 15, 2020 in consultation with the Executive.  The target Annual Bonus amount shall be one-hundred percent (100%) of the Base Salary and shall be paid if the Financial Target for the year is attained If the Company’s financial performance for any fiscal year is 100% or more of the Financial Target for that year, but less than 110%, then the target Annual Bonus will be paid.  If the Company’s financial performance for any fiscal year is 90% or more but less than 100% of the Financial Target for that year, then the payout of the Annual Bonus shall be reduced pro-rata as follows: (i) at a 90% achievement of the Financial Target, then 50% of the target Annual Bonus will be paid; (ii) at a 91% achievement of the Financial Target, then 55% of the target Annual Bonus will be paid; (iii) at a 92% achievement of the Financial Target, then 60% of the target Annual Bonus will be paid; (iv) at a 93% achievement of the Financial Target, then 65% of the target Annual Bonus will be paid; (v) at a 94% achievement of the Financial Target, then 70% of the target Annual Bonus will be paid; (vi) at a 95% achievement of the Financial Target, then 75% of the target Annual Bonus will be paid; (vii) at a 96% achievement of the Financial Target, then 80% of the target Annual Bonus will be paid; (viii) at a 97% achievement of the Financial Target, then 85% of the target Annual Bonus will be paid; (ix) at a 98% achievement of the Financial Target, then 90% of the target Annual Bonus will be paid; and (x) at a 99% achievement of the Financial Target, then 95% of the target Annual Bonus will be paid.  If the performance for any fiscal year is less than 90% of the Financial Target, then the amount of the Annual Bonus shall be at the sole and absolute discretion of the Compensation Committee of the Board.   In addition, if the Company’s financial performance for any fiscal year is 110% or greater of the Financial Target for that year, then the amount of the Annual Bonus for such year shall be an amount equal to 125% of the Base Salary. The Annual Bonus, if applicable, shall be due and paid by the Company to the Executive on or after January 1 but not later than April 15 of the next-following year.

(c)        Equity Awards.  Upon or promptly following the Effective Date, the Executive shall be granted an inducement grant of (i) 200,000 shares of restricted stock; and (ii)  400,000 restricted stock units (the “RSUs”) with respect to the Company’s common stock subject to the terms of the Sequential Brands Group, Inc. 2013 Stock Incentive Plan (the “Plan”) and an award agreement between the Executive and the Company (the “Award Agreement”), with such RSUs to vest as follows: (i) 133,333 on the first anniversary of the Effective Date; (ii) 133,333 on the second anniversary of the Effective Date; and (iii) 133,334 on the third anniversary of the Effective Date, in each case subject to the Executive’s continued employment through the applicable vesting date.  For the avoidance of doubt, in the event of any inconsistency between the provisions of this Agreement and the Award Agreement, the Award Agreement shall govern.     In addition, no later than promptly following the Effective Date, the Executive shall be granted an inducement grant of 900,000 performance-based restricted stock units (“PSUs”) with respect to the Company’s common stock subject to the Plan and an award agreement between the Executive and the Company, with such PSUs to vest in equal amounts of 300,000 per year on December 31, 2020, December 31, 2021 and December 31, 2022, subject to the Company achieving the EBITDA targets and/or other financial targets approved by the Compensation Committee with respect to such PSUs, in consultation with the Executive, in each case subject to the Executive’s continued employment through the applicable vesting date, and with the determination of the achievement of the targets to be determined by March 15th following the year in question (e.g., the measurement period for 2020 is by March 15, 2021).  With respect to all equity grants made to the Executive, the Company shall permit Executive to pay his tax withholding with respect to the equity grant whereby a number of shares of common stock having a fair market value on the date of distribution to the Executive equal to (but rounded down if it would create an excess) the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities is withheld (a.k.a., a “net settlement”).  On a Change in Control (as defined in the Plan), (x) any unvested RSUs shall accelerate and vest in full upon the closing of the Change in Control and (y) the greater of the number of PSUs that would have vested in the year in which the Change in Control occurs (without regard to whether the applicable EBITDA targets are met) and 50% of the remaining number of unvested PSUs as of the closing of the Change in Control, shall vest; provided however (and for the avoidance of doubt), any other type of outstanding equity or incentive award that remains unvested on the closing of such Change in Control shall be forfeited as of the closing of such Change in Control. In addition to the foregoing restricted stock, RSUs and PSUs, the Executive shall be eligible for future equity grants as decided by the Compensation Committee in its sole discretion, and if so decided, at terms commensurate with the Executive’s position at the Company, with such determination to be at the Compensation Committee’s sole discretion.

(d)        Benefits.  Executive shall receive the employee and fringe benefits  made available to other executive officers of the Company from time to time, including a “401(k)” plan, health, vision, dental and disability coverage, subject to applicable plan terms.  Executive shall also be added as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers of the Company.

(e)        Reimbursement of Expenses.  The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, business class travel, expenses related to cell phones, laptop computers and such other expenses incurred in connection with business related travel or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by the Executive, the Company shall promptly reimburse the Executive for such payments in accordance with the Company’s policy, provided that the Executive properly accounts for such expenses in accordance with the Company’s policy.

(f)        Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per year.  The Executive shall use his vacation in the calendar year in which it is accrued.

5.         Termination of Employment.

(a)        General.  The Executive’s employment under this Agreement may be terminated at any time without any breach of this Agreement on the following circumstances:

(b)        Death.  The Executive’s employment under this Agreement shall terminate upon his death.

(c)        Disability.  If the Executive suffers a Disability, the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided that the Executive has not returned to substantially full time performance of his duties during such thirty (30) day period.  For purposes hereof, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by the Executive (or, in the event of the Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least twelve (12) consecutive months from its commencement.

(d)        Good Reason. The Executive may terminate his employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s prior written consent:

(i)     the failure by the Company to timely comply with its material obligations contained in this Agreement;

(ii)    a material diminution of Executive’s primary responsibilities set forth in Section 1 above (other than temporarily while the Executive is physically or mentally incapacitated and unable to properly perform such duties, as determined by the Board in good faith) (a “Material Diminution Event”);

(iii)   the loss of the title of Chief Executive Officer;

(iv)   the involuntary re-location of the Executive to an office outside of the New York, New York metropolitan area; or

(v)    a change in the reporting structure so that the Executive reports to someone other than the Board;

provided, however, that, within 30 days of any such events having occurred, the Executive shall have provided the Company with written notice that such events have occurred and afforded the Company 90 days to cure and if the Company does not cure to Executive’s reasonable satisfaction then Executive terminates his employment within 15 days following the expiration of such cure period. For purposes of this Agreement, upon any material diminution of Executive’s primary responsibilities, the basis for determining whether such diminution is material shall be deemed to be the greatest responsibilities held by Executive and not the responsibilities held by Executive immediately prior to the most recent diminution (e.g., if the Company were to reduce Executive’s duties and then at a subsequent time were to reduce his duties further, for purposes of determining whether the second event constitutes a Good Reason event, his duties would be compared to those he held prior to the initial reduction).  Notwithstanding any other provision hereof, the Executive shall not have “Good Reason” to resign solely due to a change in his responsibilities resulting directly from the sale of one or more of the Company’s brands (whether by asset or stock sale(s)) as long as the applicable transaction does not result in a “Change in Control” as defined in the Plan.

(e)        Resignation.  The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by the Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (h) below)).

(f)        Cause.  The Company may terminate the Executive’s employment under this Agreement for Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board:

(i)         any gross negligence or the willful and continued failure by the Executive to substantially perform his obligations under this Agreement (other than any such failure resulting from the Executive’s incapacity due to a Disability);

(ii)       the indictment of the Executive for, or his conviction of or plea of guilty or nolo contendere to, a felony;

(iii)      the Executive’s willfully engaging in misconduct (which shall include theft, fraud, or embezzlement) in the performance of his duties for the Company or violating any statutory or common law duty of loyalty to the Company;

(iv)       the Executive’s trading of securities or willful disclosure of non-public information in each case constituting a violation of insider trading laws which is injurious to the Company, monetarily or otherwise;

(v)        any chemical dependence of the Executive which materially and adversely affects the performance of his duties and responsibilities to the Company or any of its subsidiaries; provided,  however, that the taking of prescribed prescription medication shall not constitute a chemical dependence of the Executive hereunder; or

(vi)       a material breach by the Executive of this Agreement.

provided,  however, that in each case (other than (ii), (iii) or (iv)), the Company shall have provided the Executive with written notice within ninety (90) days of becoming aware of the event(s) alleged to constitute Cause and the Executive has been afforded at least thirty (30) days to cure same and has failed to cure the event(s) within such thirty (30) day period.

(g)        Without Cause.  The Company may terminate the Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to the Executive.

(h)        Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(i)         Date of Termination.  The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to subsection 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to subsection 5(f) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, and (e) if the Executive’s employment is terminated pursuant to subsection 5(g), the date on which a Notice of Termination is given.

(j)         Compensation Upon Termination.

(i)         Termination for Cause, Resignation by the Executive.  If the Executive’s employment shall be terminated by the Company for Cause or by if the Executive resigns for any reason  (other than Good Reason), the Executive shall receive from the Company: (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(e) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement. Without limitation, any portion of any outstanding equity or incentive award that remains unvested on the Date of Termination, including, but not limited to, the RSUs and PSUs, shall be forfeited as of the Date of Termination.

(ii)       Termination without Cause or for Good Reason.  If the Company terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability) or the Executive terminates his employment for Good Reason, then the Company shall pay or provide the Executive the Amounts and Benefits and the following:

(1)        an amount equal to Executive’s Base Salary for one year, which amount shall be paid over the 6-month period following the Date of Termination in accordance with the Company’s payroll practices and policies then in effect; and

(2)        to the extent the Financial Target is met for the fiscal year in which the Executive’s termination occurs, a pro-rata portion of the Executive’s Annual Bonus for the year of termination based on actual results for such year (with the Annual Bonus determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section (4)(b) (“Pro Rata Bonus”). The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated; and

(3)        acceleration of any unvested RSUs; and

(4)        subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which the Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the cost of COBRA Continuation Coverage for the Executive and his eligible dependents until the earliest of (a) the Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA (or any COBRA-like benefits provided under applicable state law) and (b) twelve (12) months following the Date of Termination, (the benefits provided under this sub-section (3), the “Medical Continuation Benefits”).

Except for RSUs as referenced in 5(j)(ii)(3) above, any portion of any outstanding equity or incentive award that remains unvested on the Date of Termination, including, but not limited to, PSUs, shall be forfeited as of the Date of Termination; provided, however, if a Change of Control occurs on or before the 60th day following the Date of Termination, the PSUs that would have vested on the date of the Change in Control had the Executive been employed on that date, shall vest.

(iii)      Termination upon Death.  In the event of the Executive’s death, the Company shall pay or provide to the Executive’s estate: (1) continued payment of the Executive’s Base Salary for the remainder of the calendar year in which the termination for reason of death occurs, (2) the Amounts and Benefits, (3) the Pro Rata Bonus (to the extent the Financial Target is met for such year), and (4) the RSUs shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of death occurs and such shares covered by the RSUs shall be distributed to the Executive’s estate within thirty (30) days of the Date of Termination (subject to any securities law restrictions).    Except for the RSU mentioned in the prior sentence of this subsection (iii), any portion of any outstanding equity or incentive award that remains unvested on the Date of Termination, including, but not limited to, the RSUs and PSUs, shall be forfeited as of the Date of Termination.

(iv)       Termination upon Disability.  In the event the Company terminates the Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to the Executive: (1) the Amounts and Benefits, (2) the Medical Continuation Benefits, (3) the Pro Rata Bonus (if the Financial Target is met for such year), and (4) the RSUs shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of disability occurs and such shares covered by the RSUs shall be distributed to the Executive’s estate within thirty (30) days of the Date of Termination (subject to any securities law restrictions).    Except for the RSUs mentioned in the prior sentence of this subsection (iii), any portion of any outstanding equity or incentive award that remains unvested on the Date of Termination, including, but not limited to, the RSUs and PSUs, shall be forfeited as of the Date of Termination.

(v)        Payments of Compensation Upon Termination.  For the avoidance of doubt, in the event the Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(j)(i), (ii), (iii) or (iv) above, he shall be entitled to no payments or benefits under any other of such sub-sections.

(vi)       Release of Claims.  Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii), (iii) or (iv) (other than the Amounts and Benefits), the Executive (or, as applicable, his estate) agrees to execute, deliver and not revoke a general release and covenant not to sue in favor of the Company and its subsidiaries and their respective affiliates in the form attached here to as Exhibit A (the “Release”), before the date that is thirty (30) days following the Date of Termination.  In the event the Release is not executed and non-revocable prior to the date that is thirty (30) days following the Date of Termination, all payments and benefits under Section 5(j)(ii). (iii) or (iv) (other than the Amounts and Benefits) shall be forfeited.

(vii)     No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source in connection with Executive’s provision of services at any time after the Date of Termination.

6.         Confidentiality.

(a)        The Executive acknowledges that all customer lists and information, vendor or supplier lists and information, inventions, trade secrets, software and computer code (whether in object code or source code format), databases, know-how or other non-public, confidential or proprietary knowledge, information or data with respect to the products, prices, marketing, services, operations, finances, business or affairs of the Company or its subsidiaries and affiliates or with respect to confidential, proprietary or secret processes, methods, inventions, services, research, techniques, customers (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), employees (including, without limitation, the matters subject to this Agreement) or plans of or with respect to the Company or its subsidiaries and affiliates or the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates.  The Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure.  Therefore, the Executive agrees that, except as (a) required by law or regulation or as legally compelled by court order (provided that in such case, the Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order) or (b) required in order to enforce his rights under this Agreement or any other agreement with the Company and/or its affiliates, during Executive’s employment with the Company and at all times thereafter, the Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public by lawful means and other than as a result of the Executive’s acts or omissions or such disclosure is necessary in the course of the Executive’s proper performance of his duties under this Agreement.

(b)        The Company and its subsidiaries and affiliates do not wish to incorporate any unlicensed or unauthorized material into their products or services.  Therefore, the Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information or material.  The Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

7.         Covenants.

(a)        Noncompetition.  The Executive hereby agrees that while he is employed by the Company and for the “Restricted Period” (as defined below), he shall not, directly or indirectly, in any location in which the Company, its subsidiaries or affiliates or a licensee thereof operates or sells its products (the “Territory”), engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) that is predominately a brand management/licensing business engaged in owning intellectual property and licensing it to third parties. For the avoidance of doubt, the foregoing restriction shall not prohibit the Executive from engaging, having an interest in or rendering any services to a traditional operating company (e.g. one that manufactures products, sells such products to retailers or directly to consumers, and holds inventory), so long as such operating company is not a licensee of the Company or its

subsidiaries at the time of the commencement of the Restriction Period or for 2 years prior to such date).   Notwithstanding the foregoing, nothing herein shall prevent the Executive from owning stock in a publicly traded corporation whose activities compete with those of the Company, its subsidiaries and affiliates, provided that such stock holdings are not greater than five percent (5%) of such corporation. For purposes of this Agreement, the “Restricted Period” shall mean the following: (i) in the event of a termination of employment by the Company for Cause or a resignation by the Executive without Good Reason, a period of twelve (12) months following the Executive’s termination of employment, or (ii) in the event of a termination by the Company without Cause or a resignation by the Executive for Good Reason, a period of six (6) months following the Executive’s termination of employment.

(b)      Nonsolicitation.

(i)         Employees.  The Executive shall not, while he is employed by the Company and during the one- year period following his termination of employment for any reason, directly or indirectly, (1) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, any individual who was or is an employee of the Company or any of its subsidiaries or affiliates; (2) otherwise induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such individual’s employment with the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company or any such subsidiary or affiliate and any such employee.

(ii)       Customers.  The Executive shall not, while he is employed by the Company and during the one-year period following his termination of employment, solicit, contact, call upon, communicate with, or attempt to solicit, contact, call upon, communicate with any Protected Party (as hereinafter defined) to directly discourage such Protected Party from doing business with the Company or any of its subsidiaries or affiliates.  For purposes of this Section 7, “Protected Party” means any licensee of the Company or its subsidiaries or affiliates or any retailers that any licensee of the Company or its subsidiaries or affiliates sell products to or provide services for, or solicited to sell products or services during Executive’s employment by the Company.

(c)        Company IP; Work Product.

(i)         “Intellectual Property” means all intellectual property and industrial property recognized by applicable requirements of law and all physical or tangible embodiments thereof, including all of the following, whether domestic or foreign: (1) patents and patent applications, patent disclosures and inventions (whether or not patentable), as well as any reissues, continuations, continuations in part, divisions, revisions, renewals, extensions or reexaminations thereof; (2) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans and corporate names, and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks; (3) registered and unregistered copyrights and mask works, and applications for registration of either; (4) Internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet websites (including any content and other materials accessible and/or displayed thereon); (5) Confidential Information; and (6) intellectual property and proprietary information not otherwise listed in (1) through (6) above, including unpatented inventions, invention disclosures, rights of publicity, rights of privacy, moral and economic rights of authors and inventors (however denominated), methods, artistic works, works of authorship, industrial and other designs, methods, processes, technology, patterns, techniques, data, plant variety rights and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; and (7) any goodwill associated with any of the foregoing, damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof.

(ii)       Work Product.  The Executive agrees to promptly disclose to the Company any and all work product, including Intellectual Property relating to the business of the Company and any of its affiliates, that is created, developed, acquired, authored, modified, composed, invented, discovered, performed, reduced to practice, perfected, or learned by the Executive (either solely or jointly with others) directly relating to the Company’s and its affiliates’ business or within the scope of Executive’s employment at the Company (collectively, “Work Product,” and together with such Intellectual Property as may be owned, used, held for use, or acquired by the Company and its affiliates, the “Company IP”).  The Company IP, including the Work Product, is and shall be the sole and exclusive property of the Company and its affiliates, as applicable.  All Work Product that is copyrightable subject matter shall be considered a “work made for hire” to the extent permitted under applicable copyright law (including within the meaning of Title 17 of the United States Code) and will be considered the sole property of the Company.  To the extent such Work Product is not considered a “work made for hire,” Executive hereby grants, transfers, assigns, conveys and relinquishes, without any requirement of further consideration, all right, title, and interest to the Work Product (whether now or hereafter existing, including all associated goodwill, damages and payments for past or future infringements and misappropriations thereof and rights to sue for past and future infringements and misappropriates thereof) to the Company in perpetuity or for the longest period permitted under applicable law.  The Executive agrees, at the Company’s expense, to execute any documents requested by the Company or any of its affiliates at any time to give full and proper effect to such assignment.  The Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all Intellectual Property, including all Company IP.  The Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after Executive’s employment at the Company), in the confirmation, registration, protection and enforcement of the rights and property of the Company and its affiliates in such intellectual property, materials and assets, including, without limitation, the Company IP.  The Executive hereby waives any so-called “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works including other Company IP, at the Company’s sole discretion, in any format or medium hereafter devised.  The Executive further waives any and all rights to seek or obtain any injunctive or equitable relief in connection with the Work Product.

(d)        Company Property.  All Confidential Information, Company IP, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by the Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of Executive’s employment hereunder.  Upon termination of Executive’s employment hereunder, the Executive shall have no rights to and shall make no further use of any Company IP, including Work Product.  The Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that the Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.  Nothing in this Section 7 shall require the Executive to return to the Company any computers or telecommunication equipment or tangible property which he owns, including, but not limited to, personal computers, phones and tablet devices; provided,  however, that Executive shall identify each such device or item to the Company prior to termination of employment and afford the Company a reasonable opportunity to remove from all such devices or items any confidential or proprietary information of the Company stored or programmed thereon.

(e)        Nondisparagement.   During the Executive’s employment with the Company and for 2 years thereafter, regardless of the reason for termination of the Executive’s employment, the Executive shall not disparage the Company, its executives, owners, affiliates, products or services.  During Executive’s employment with the Company and for 2 years thereafter, the Company agrees to use commercially reasonable efforts to cause its named executive officers and members of its Board not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to disparage the Executive.  Nothing set forth herein shall be interpreted to prohibit the Executive from making truthful statements when required by law, subpoena, court order, or the like and/or from responding to any inquiry about this Agreement or its underlying facts and circumstances by any regulatory or investigatory organization and/or from making any truthful statements in the course of any litigation.

(f)        Enforcement.  The Executive acknowledges that a breach of his covenants and agreements contained in Sections 6 and 7 may cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach may be inadequate.  Accordingly, the Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law.  The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable.  The Executive acknowledges and agrees that the restrictions and covenants contained in Sections 6 and 7 shall be construed for all purposes to be separate and independent from any other covenant, whether in this Agreement or otherwise, and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.  The existence of any claim or cause of action by the Executive against the Company or any of its subsidiaries and affiliates, whether predicated upon this Agreement or otherwise, shall not excuse the Executive’s breach of any covenant, agreement or obligation contained in Section 6 or Section 7 and shall not constitute a defense to the enforcement by the Company or any of its subsidiaries of such covenant, agreement or obligation; provided,  however, that if upon termination of this Agreement by the Company without “Cause” or if the Executive resigns from the Company for Good Reason, the Company defaults on any obligation to pay Executive any amount due and owing Executive under Section 5 of this Agreement, then, until such time that the Company has paid such amounts to Executive, Executive shall not be required to comply with the undertakings set forth in Section 7(a) and Section 7(b).

(g)        Defend Trade Secrets Act.   Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its subsidiaries that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company or any of its subsidiaries for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

8.         Indemnification.  The Company shall indemnify the Executive for actions taken by the Executive as an officer or director of the Company pursuant to the fullest extent permitted by law; provided,  however, that the Company shall not indemnify the Executive for any losses incurred by the Executive as a result of or in connection with (a) acts or omissions described in Section 5(f), or (b) a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees.  If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive shall give the Company prompt written notice thereof.  The Company shall be entitled to assume the defense of any such proceeding, and the Executive shall cooperate with such defense. The Company shall also provide the Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. The Company shall continue to maintain directors and officers liability insurance for the benefit of the Executive during the period the Executive is employed by the Company and for at least three (3) years following the termination of the Executive’s employment with the Company. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive’s employment with the Company or with any of its subsidiaries. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Executive’s heirs and personal representatives.

9.         Section 409A of the Code.

(a)        It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.  Any provision of this Agreement to the contrary notwithstanding, if at the time of the Executive’s Separation from Service, the Company determines that the Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Executive’s death (the “Delay Period”).  Within five days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)        Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A and a series of installment payments shall be treated as a series of “separate payments”.

10.       Miscellaneous.

(a)        This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws.  The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or the Executive, as the case may be, in any such court.

(b)        Executive may not delegate his duties or assign his rights hereunder.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)        The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.  This Agreement reflects the entire understanding between the parties.

(d)        This Agreement represents the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment.  Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(e)        This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(f)        All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(g)      The Executive hereby represents and warrants to the Company that he is not under any obligation of a contractual or quasi-contractual nature that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of his obligations hereunder.

11.       Notices.  All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., FedEx, UPS), sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party.  Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Company:

Sequential Brands Group, Inc.

601 West 26th Street, 9th Floor

New York, NY 10001

Attention: Eric Gul

To the Executive:

c/o Morgan, Lewis & Bockius

1701 Market St, Philadelphia, PA 19103,

Attn: Richard Aldridge or Amy Pocino Kelly

[signature pages follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of January 6, 2020.

SEQUENTIAL BRANDS GROUP, INC.		EXECUTIVE

By:	/s/ Eric Gul	By:	/s/ David Conn
Name:	Eric Gul	David Conn
Title:	General Counsel

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